Exhibit 99.1

FOR IMMEDIATE RELEASE
December 4, 2007	For more information, contact:
Rick D. Riley, President
(512) 837-7100
PR@citizensinc.com
Citizens, Inc. Completes $18.8 Million Registered Direct Offering
AUSTIN, Texas (December 4, 2007) – Citizens, Inc. (NYSE: CIA) announced today that it has completed its previously announced registered direct offering of 2,682,857 shares of its Class A common stock to institutional investors at a price of $7.00 per share, for gross proceeds to the Company of approximately $18.8 million. After deducting the fees of the placement agents and estimated offering expenses payable by the Company, the net proceeds are expected to be approximately $17.2 million.
The Company plans to use the net proceeds from the offering primarily for general corporate purposes including, but not limited to, acquisitions and for working capital, including capital contributions to its insurance company subsidiaries.
The placement agents for the offering were Oppenheimer & Co. Inc., which acted as lead placement agent, and KeyBanc Capital Markets Inc. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from Oppenheimer & Co. Inc., 125 Broad Street, 15th Floor, New York, New York 10004, Telephone: (212) 668-8020.
A shelf registration statement relating to these shares was originally filed on June 5, 2007, and has since been declared effective. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of a prospectus forming a part of the effective registration statement and an accompanying prospectus supplement.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will, “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Annual Report on Form 10-K/A for the year ended December 31, 2006, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.